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                                                                  Exhibit 10.6.1



                                                                    May 13, 2002




James C. Stewart
26353 W. 111th Terrace
Olathe, KS 66061

Dear Jim:

         This letter will acknowledge our agreement and understanding with respect to certain modifications to the terms of your employment.

         Section 9 of the Employment Agreement effective as of June 16, 2000 (the "Employment Agreement") by and between you and Dayton Superior Corporation (the "Company", "we", "us") prohibits you from competing with the Company during the Term of the Employment Agreement (as defined in the Employment Agreement) and for two years following the end of the Term.

         As you know, either you or the Company may decide not to renew the Term of the Employment Agreement by giving the other party a notice of non-extension no later than 90 days prior to the end of the Term. Thus, for example, if this notice of non-extension is given by either you or the Company on or prior to March 18, 2003, the Employment Agreement will expire on June 16, 2003, the last day of the Initial Term (as defined in the Employment Agreement). As of June 16, 2003, either (1) your employment with the Company will terminate, or (2) if you continue to perform services for us, you will do so on an "at-will" basis and your employment will be terminable at any time without any further obligation, provided that under the terms of the Employment Agreement, the Company will be entitled to enforce the non-compete provisions set forth in Section 9 of the Employment Agreement for a period of two years following the expiration of the Initial Term on June 16, 2003, whether or not you continue to perform services for us.

         We hereby agree to modify these terms as follows. If (1) the Company gives valid notice of non-extension of the Term of the Employment Agreement, (2) you continue to perform services for us on an at-will basis following the expiration of the Initial Term, or, as applicable, the expiration of any Extension Term (as defined in the Employment Agreement) and (3) we terminate your employment following the expiration of the Initial Term or, as applicable, the expiration of any Extension Term, for any reason other than for "Cause" (as defined below), then, effective as of the date of such termination (the "Termination Date"), at the Company's option, either:

                  (i) The non-compete provisions set forth in Section 9 of your Employment Agreement shall be null and void in all respects, or

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James C. Stewart, Page 2, May 13, 2002


                  (ii) The non-compete provisions set forth in Section 9 of your Employment Agreement shall remain in effect for a period of two years following the Termination Date;

provided that, if the Company determines, in accordance with section (ii) above, that the non-compete provisions set forth in Section 9 of your Employment Agreement shall remain in effect for a period of two years following the Termination Date, then, subject to (A) your continued compliance with Sections 9 and 10 of your Employment Agreement (as modified by this letter) throughout such two-year period, and (B) your execution of a general waiver and release of claims agreement effective as of the Termination Date in the Company's customary form, we shall:

                  (i) Pay to you, for the twenty-four month period following the Termination Date, in accordance with our regular payroll practice, your annual base salary as in effect on the Termination Date; and

                  (ii) For the year in which the termination occurs, pay to you a pro-rated amount of bonus based on our executive annual bonus plan as in effect at that time; and

                  (iii) Continue for one year your coverage under our medical and dental plans and programs in which you were entitled to participate immediately prior to the Termination Date (or, if we amend, replace or terminate any such plan or program following the Termination Date, our medical and dental plans provided to employees similarly situated to you), as if you were an active employee during such time, subject to standard employee contributions by you as are required under such plans, and further subject to your election of "COBRA" continuation coverage during such period. All post-employment coverage under such plans shall be co-extensive with COBRA continuation coverage required by federal (and where applicable by state) law, and shall cease if you become eligible for coverage under another employer's plans.

"Cause" shall be defined for purposes of this letter agreement as your:

                  (i) Willful or gross misconduct or material failure in the performance of the duties commensurate with your position, other than any such failure resulting from your "disability" (as defined below), which misconduct or failure continues beyond 14 days after the Company notifies you, in writing, of the Company's finding of such misconduct or failure; or

                  (ii) Conviction of or plea of guilty or nolo contendre to, a felony, or a crime involving moral turpitude; or

                  (iii) Fraud or personal dishonesty involving the Company's assets.

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James C. Stewart, Page 3, May 13, 2002


"Disability" shall mean your absence from your duties to the Company on a full-time basis for a total of 180 days during any twelve month period as a result of physical, mental or emotional incapacity due to illness, injury or disease.

         In the event that we terminate your employment without Cause following the expiration of the Initial Term, or, as applicable, the expiration of any Extension Term, we will provide you with written notice on or prior to the 10th business day following such termination as to whether or not we intend to enforce the non-compete and/or offer you severance benefits as described in this letter.

         This letter agreement shall be deemed to modify Section 9(a) of the Employment Agreement to reflect the terms set forth herein.

         In consideration of the foregoing agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company agree to the foregoing terms and conditions set forth in this letter. Please indicate your agreement with and acceptance of the terms and conditions set forth in this letter by signing below, and return a copy of this letter to us at your earliest convenience. If you have any questions, please feel free to call Jim Taronji at 937-428-7161.


                                             Very truly yours,

                                             DAYTON SUPERIOR CORPORATION

                                             By: /s/ John A. Ciccarelli
                                                 John A. Ciccarelli
                                                 Chairman, President &
                                                 Chief Executive Officer


AGREED AND ACCEPTED:


/s/ James C. Stewart
James C. Stewart

Residence Address:

26353 W. 111th Terrace
Olathe, KS 66061